Transamerica 10f-3 Equity Report March 2017


Fund	Offering Date/Trade Date	Issuer/Security
	Cusip	Offering Type	Shares	Unit Price of
Offering/Price Paid Per Unit	Spread	Total Price Paid
	Underwriter From Whom the Fund Purchased
	Total Shares Offered	Total Size of the
Offering	Total Shares Purchased by Investment
Management	Total Price Paid by the Fund Plus Total
Price paid For Same Securities Purchased By the Same
Sub-adviser	% of Offering	Sydicate Members
Transamerica Funds/ Long/Short Strategy - LONG
	2017-03-02	SNAP INC - A	83304A10
	U.S Registered	 1,100.00 	17.00	0.425
	$18,700	Morgan Stanley And Co LLC
	200,000,000	$3,400,000,000	 5,422,400
	$92,180,800	2.71%	Morgan Stanley,
Barclays, Goldman Sachs, Credit Suisse, JPMorgan,
Deutsche Bank, Allen & Company LLC
Transamerica Funds/ Long/Short Strategy - SHORT
	2017-03-10	ALEXANDRIA REAL ESTATE
EQUIT	01527110	U.S Registered	 400.00   108.55
	4.342	$43,420	Citigroup Global
Markets Inc	 6,100,000 	$662,155,000
233,274 	$25,321,893	3.82%	JPMorgan, BofA
Merrill Lynch,Citigroup Global Markets